
                                                            Financial Statements
                                                                   Item 6(b) 1-B
                                                                    Page 7 of 36

                           GPU, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                  Actual (unaudited) and Pro Forma (unaudited)
                                 March 31, 1999
                  --------------------------------------------

                                                         (In Thousands)
ASSETS                                            Actual     Adjustments   Pro Forma
                                                  ------     -----------   ---------
Utility Plant:
  Utility plant in service                     $10,800,600  $   (16,265)  $10,784,335
  Accumulated depreciation                      (4,373,496)       5,446    (4,368,050)
                                                ----------   ----------    ----------
      Net utility plant in service               6,427,104      (10,819)    6,416,285
  Construction work in progress                    139,938         (465)      139,473
  Other, net                                       160,885          -         160,885
                                                ----------   ----------    ----------
      Net utility plant                          6,727,927      (11,284)    6,716,643
                                                ----------   ----------    ----------


Other Property and Investments:
  Equity investments                               717,713          -         717,713
  Goodwill, net                                    828,272          -         828,272
  Nuclear decommissioning trusts, at market        729,984          -         729,984
  Nuclear fuel deposit trust, at market            119,832          -         119,832
  Other, net                                       275,208          -         275,208
                                                ----------   ----------    ----------
      Total other property and investments       2,671,009          -       2,671,009
                                                ----------   ----------    ----------


Current Assets:
  Cash and temporary cash investments              102,501      704,423       806,924
  Special deposits                                 674,807          -         674,807
  Accounts receivable:
    Customers, net                                 285,876          -         285,876
    Other                                          244,116          -         244,116
  Unbilled revenues                                141,434          -         141,434
  Materials and supplies, at average
   cost or less:
    Construction and maintenance                   161,698          -         161,698
    Fuel                                            30,356          -          30,356
  Investments held for sale                         51,342          -          51,342
  Deferred income taxes                             35,916          -          35,916
  Prepayments                                      101,653          -         101,653
                                                ----------   ----------    ----------
      Total current assets                       1,829,699      704,423     2,534,122
                                                ----------   ----------    ----------


Deferred Debits and Other Assets:
  Regulatory assets, net:
    Competitive transition charge                  981,361          -         981,361
    Other regulatory assets, net                 2,242,112          -       2,242,112
  Deferred income taxes                          2,273,064       12,207     2,285,271
  Other                                            208,850        2,518       211,368
                                                ----------    ----------   ----------
      Total deferred debits and other assets     5,705,387       14,725     5,720,112
                                                ----------   ----------    ----------

      Total Assets                             $16,934,022  $   707,864   $17,641,886
                                                ==========   ==========    ==========


The accompanying notes are an integral part of the consolidated financial statements.


                                                            Financial Statements
                                                                   Item 6(b) 1-B
                                                                    Page 8 of 36

                           GPU, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                  Actual (unaudited) and Pro Forma (unaudited)
                                 March 31, 1999
                  --------------------------------------------

                                                                 (In Thousands)
LIABILITIES AND CAPITALIZATION                      Actual           Adjustments          Pro Forma
------------------------------                      ------           -----------          ---------
apitalization:
  Common stock                                   $   331,958         $       -           $   331,958
  Capital surplus                                  1,012,305                 -             1,012,305
  Retained earnings                                2,421,140             (23,416)          2,397,724
  Accumulated other comprehensive income/(loss)      (32,047)                -               (32,047)
                                                  ----------          ----------          ----------
      Total                                        3,733,356             (23,416)          3,709,940
  Reacquired common stock, at cost                  (131,240)                -              (131,240)
                                                  ----------          ----------          ----------
      Total common stockholders' equity            3,602,116             (23,416)          3,578,700
  Cumulative preferred stock:
    With mandatory redemption                         86,500                 -                86,500
    Without mandatory redemption                      37,741                 -                37,741
  Subsidiary-obligated mandatorily redeemable
    preferred securities                             330,000                 -               330,000
  Trust originated preferred securities                  -               200,000             200,000
  Long-term debt                                   4,333,368                 -             4,333,368
                                                  ----------          ----------          ----------
      Total capitalization                         8,389,725             176,584           8,566,309
                                                  ----------          ----------          ----------


Current Liabilities:
  Securities due within one year                     434,296                 -               434,296
  Notes payable                                      232,378             478,493             710,871
  Obligations under capital leases                   113,854                 -               113,854
  Accounts payable                                   513,211                 446             513,657
  Taxes accrued                                      487,210               1,928             489,138
  Interest accrued                                    70,408              24,795              95,203
  Deferred energy credits                             23,040                 -                23,040
  Other                                              259,776                 -               259,776
                                                  ----------          ----------          ----------
      Total current liabilities                    2,134,173             505,662           2,639,835
                                                  ----------          ----------          ----------


Deferred Credits and Other Liabilities:
  Deferred income taxes                            2,979,334              (3,734)          2,975,600
  Unamortized investment tax credits                 101,057                 (70)            100,987
  Three Mile Island Unit 2 future costs              486,743                 -               486,743
  Nonutility generation contract loss liability    1,760,758                 -             1,760,758
  Other                                            1,082,232              29,422           1,111,654
                                                  ----------          ----------          ----------
      Total deferred credits and other liabiliti   6,410,124              25,618           6,435,742
                                                  ----------          ----------          ----------




      Total Liabilities and Capitalization       $16,934,022         $   707,864         $17,641,886
                                                  ==========          ==========          ==========


The accompanying notes are an integral part of the consolidated financial statements.


                                                            Financial Statements
                                                                   Item 6(b) 1-B
                                                                    Page 9 of 36

                           GPU, Inc. and Subsidiaries
             Consolidated Statements of Income and Retained Earnings
                  Actual (unaudited) and Pro Forma (unaudited)
                   For The Twelve Months Ended March 31, 1999
             -------------------------------------------------------

                                                                 (In Thousands)
                                                         Actual     Adjustments   Pro Forma
                                                         ------     -----------   ---------

Operating Revenues                                     $4,279,416   $      -     $ 4,279,416
                                                        ---------    ---------     ---------

Operating Expenses:
  Fuel                                                    406,881          -         406,881
  Power purchased and interchanged                      1,103,605          -       1,103,605
  Deferral of energy and capacity costs, net               (3,152)         -          (3,152)
  Other operation and maintenance                       1,113,684          -       1,113,684
  Depreciation and amortization                           512,190          -         512,190
  Taxes, other than income taxes                          211,130          -         211,130
                                                        ---------    ---------     ---------
       Total operating expenses                         3,344,338          -       3,344,338
                                                        ---------    ---------     ---------

Operating Income Before Income Taxes                      935,078          -         935,078
  Income taxes                                            245,873      (14,784)      231,089
                                                        ---------    ---------     ---------
Operating Income                                          689,205       14,784       703,989
                                                        ---------    ---------     ---------

Other Income and Deductions:
  Allowance for other funds used during construction          661          -             661
  Equity in undistributed earnings of affiliates          107,613          -         107,613
  Other income, net                                        52,885        1,905        54,790
  Income taxes                                            (24,758)        (725)      (25,483)
                                                        ---------    ---------     ---------
       Total other income and deductions                  136,401        1,180       137,581
                                                        ---------    ---------     ---------

Income Before Interest Charges and
 Preferred Dividends                                      825,606       15,964       841,570
                                                        ---------    ---------     ---------

Interest Charges and Preferred Dividends:
  Long-term debt                                          311,024          -         311,024
  Subsidiary-obligated mandatorily
   redeemable preferred securities                         28,888          -          28,888
  Other interest                                           32,078       24,847        56,925
  Allowance for borrowed funds used
   during construction                                     (3,885)         -          (3,885)
  Dividends on trust originated preferred securities          -         14,500        14,500
  Preferred stock dividends of subsidiaries, inclusive
     of loss on reacquisition of $1,268 in 1999            12,188          -          12,188
                                                        ---------    ---------     ---------
       Total interest charges and preferred dividends     380,293       39,347       419,640
                                                        ---------    ---------     ---------
Minority interest net income                                2,493          -           2,493
                                                        ---------    ---------     ---------
Income Before Extraordinary Item                          442,820      (23,383)      419,437
  Extraordinary item (net of income taxes of
     $16,300)                                             (25,755)        -          (25,755)
                                                        ---------    ---------     ---------
Net Income                                             $  417,065   $ (23,383)    $  393,682
                                                        =========    ========      =========

Retained Earnings:
Balance at beginning of period                         $2,274,486   $     (33)    $2,274,453
  Net income                                              417,065     (23,383)       393,682
  Cash dividends declared on common stock                (263,561)        -         (263,561)
  Other adjustments, net                                   (6,850)        -           (6,850)
                                                        ---------    --------      ---------
Balance at end of period                               $2,421,140   $ (23,416)    $2,397,724
                                                        =========    ========      =========

The accompanying notes are an integral part of the consolidated financial statements.

                                                            Financial Statements
                                                                   Item 6(b) 1-B
                                                                   Page 10 of 36


                           GPU, Inc. and Subsidiaries
                            Pro Forma Journal Entries
                            -------------------------

                                 (In Thousands)


                                                (1)

Construction work in progress                           $    446
         Accounts payable                                             $    446

To record budgeted plant additions for the period 4/1/99 through 6/30/99 (the assumed date of sale).


                                                (2)

Accumulated depreciation                                $     65
         Utility plant in service                                     $     65

To record expected plant retirements for the period 4/1/99 through 6/30/99 (the assumed date of sale).


                                                (3)

Retained earnings                                       $     57
         Accumulated depreciation                                     $     57

To record the  balance  sheet  effect of
depreciation   expense  for  the  period
4/1/99 through 6/30/99 (the assumed date of sale).


                                                (4)

Taxes accrued                                           $     24
         Retained earnings                                            $     24

To record the  balance  sheet  effect of
the   income   tax   benefit   (assuming
combined state and federal tax rate of 41.44%) for the period 4/1/99 through 6/30/99 (the assumed date of sale).

                                                            Financial Statements
                                                                   Item 6(b) 1-B
                                                                   Page 11 of 36


                           GPU, Inc. and Subsidiaries
                            Pro Forma Journal Entries
                            -------------------------

                                 (In Thousands)


                                              (5)

Cash and temporary cash investments                    $ 43,000
         Electric plant purchased or sold                               $ 43,000

To record to account 102 the selling
price of the Seneca plant.


                                              (6)

Accumulated depreciation                               $  5,438
Electric plant purchased or sold                         11,673
         Utility plant in service                                       $ 16,200
         Construction work in progress                                       911

To remove from the 102 account the book
value of the Seneca plant.


                                              (7)

Electric plant purchased or sold                       $ 31,327
         Other income, net                                              $ 31,327

To record the gain on the sale of the
Seneca plant.


                                              (8)

Income taxes (Other income & deduct.)                  $ 12,932
Unamortized investment tax credit                            70
Deferred income taxes (noncurrent liab.)                  3,734
         Taxes accrued                                                  $ 16,736

To record the income tax effect of the
Seneca sale.

                                                            Financial Statements
                                                                   Item 6(b) 1-B
                                                                   Page 12 of 36


                           GPU, Inc. and Subsidiaries
                            Pro Forma Journal Entries
                            -------------------------

                                 (In Thousands)


                                               (9)

Other income, net                                        29,422
Deferred income taxes (noncurrent asset)                 12,207
         Deferred credits - other                                       $ 29,422
         Income taxes (Other income & deduct.)                            12,207

To record deferred credits that will be
resolved during "phase II" restructuring proceeding.


                                              (10)

Cash and temporary cash investments                     478,493
         Notes payable                                                   478,493

To   record   the   maximum    liability
associated with the proposed issuance of
$100 million of commercial paper by GPU,
Inc.; and other  short-term debt by GPU,
Inc.,  Jersey  Central Power & Light and
Subsidiary  (JCP&L),Metropolitan  Edison
Company and Subsidiaries  (Met-Ed),  and
Pennsylvania    Electric   Company   and
Subsidiaries (Penelec).  (Proposed limit
on other short-term borrowings of $735.7
million    less   $357.2    million   of
short-term  borrowings   outstanding  at
12/31/98) (SEC File No. 70-7926).


                                              (11)

Other interest                                         $ 24,795
         Interest accrued                                               $ 24,795

To record the maximum  interest  related
to the proposed issuance of $100 million
of  GPU,  Inc.  commercial  paper  at an
assumed rate of 5.15%;  $80.9 million of
other short-term debt at an assumed rate
of 5.23% by GPU, Inc., $163.3 million of
other short-term debt at an assumed rate
of  5.22% by  JCP&L,  $70.4  million  of
other short-term debt at an assumed rate
of 5.13% by  Met-Ed,  $63.9  million  of
other short-term debt at an assumed rate
of  5.13%  by  Penelec   (SEC  File  No.
70-7926).

                                                            Financial Statements
                                                                   Item 6(b) 1-B
                                                                   Page 13 of 36


                           GPU, Inc. and Subsidiaries
                            Pro Forma Journal Entries
                            -------------------------

                                 (In Thousands)


                                                  (12)

Taxes accrued                                             $  8,677
         Income taxes                                                  $  8,677

To  reflect   the  income  tax   benefit
associated   with   interest    payments
related  to  the  proposed  issuance  of
commercial   paper  by  GPU,   Inc.  and
short-term  debt  by GPU,  Inc.,  JCP&L,
Met-Ed,   and  Penelec   (SEC  File  No.
70-7926).


                                                  (13)

Cash and temporary cash investments                       $200,000
         Trust originated preferred securities                         $200,000

To reflect the proposed issuance of $200
million   trust   originated   preferred
securities  from  time to  time  through
December  31,  2000  by  JCP&L   Capital
Trust. The trust originated preferred securities and dividend payments are to be unconditionally guaranteed by Jersey
Central  Power & Light Company (SEC File
No. 70-9399).


                                                  (14)

Other deferred debits                                     $  2,570
         Cash and temporary cash investments                           $ 2,570

To reflect the underwriters compensation
and offering expenses paid in accordance
with  the  Underwriting  Agreements  for
JCP&L   Capital   Trust  (SEC  File  No.
70-9399).


                                                  (15)

Other interest                                            $    52
         Other deferred debits                                         $    52

To reflect the annual amortization of the deferred underwriters compensation and offering expenses which are being amortized over 49 years (SEC File No.
70-9399).

                                                            Financial Statements
                                                                   Item 6(b) 1-B
                                                                   Page 14 of 36


                           GPU, Inc. and Subsidiaries
                            Pro Forma Journal Entries
                            -------------------------

                                 (In Thousands)


                                     (16)

Dividends on trust originated preferred securities     $14,500
         Cash and temporary cash investments                            $ 14,500

To reflect the annual  dividends paid on
the    trust    originated     preferred
securities by JCP&L Capital Trust at an assumed rate of 7.25% (SEC File No.
70-9399).


                                    (17)

Taxes accrued                                          $ 6,107
             Income taxes                                               $  6,107

To  reflect  the  net  decrease  in  the
provision  for Federal and State  income
taxes at the rate of 40.85% attributable
to  interest  payments  on the  proposed
issuance   of   $206,200    subordinated
debentures  by  Jersey  Central  Power &
Light  Company to JCP&L  Capital II L.P.
(SEC File No. 70-9399).

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 15 of 36


                       GPU, INC. AND SUBSIDIARY COMPANIES

               COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       GPU, Inc. owns all the outstanding common stock of three domestic electric utilities -- Jersey Central Power & Light Company (JCP&L), Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). The customer service, transmission and distribution operations of these electric utilities are conducting business under the name GPU Energy. JCP&L, Met-Ed and Penelec considered together are referred to as the "GPU Energy companies." The generation operations of the GPU Energy companies are conducted by GPU Generation, Inc. (Genco) and GPU Nuclear, Inc. (GPUN). GPU Capital, Inc. and GPU Electric, Inc. and their subsidiaries, own, operate and fund the acquisition of transmission and distribution systems in foreign countries, and are referred to as "GPU Electric." GPU International, Inc. and GPU Power, Inc. and their subsidiaries, develop, own and operate generation facilities in the United States and foreign countries and are referred to as the "GPUI Group." Other subsidiaries of GPU, Inc. include GPU Advanced Resources, Inc. (GPU AR), which is involved in retail energy sales; GPU Telcom Services, Inc. (GPU Telcom), which is engaged in telecommunications-related businesses; and GPU Service, Inc.
(GPUS), which provides legal, accounting, financial and other services to the GPU companies. All of these companies considered together are referred to as "GPU."

        These notes should be read in conjunction with the notes to consolidated financial statements included in the 1998 Annual Report on Form 10-K. For disclosures required by generally accepted accounting principles, see the 1998 Annual Report on Form 10-K.


1.    COMMITMENTS AND CONTINGENCIES

               COMPETITION AND THE CHANGING REGULATORY ENVIRONMENT
               ---------------------------------------------------

The Emerging Competitive Market and Stranded Costs:
---------------------------------------------------

      With the current market price of electricity being below the cost of some utility-owned generation and power purchase commitments, and the ability of customers to choose their energy suppliers, stranded costs have been created in the electric utility industry. These stranded costs, while generally recoverable in a regulated environment, are at risk in a deregulated and competitive environment. The Pennsylvania Public Utility Commission's (PaPUC) Restructuring Orders issued in 1998 granted Met-Ed and Penelec recovery of a substantial portion of their stranded costs. New Jersey legislation enacted in 1999, among other things, also provides for the recovery of stranded costs.

      In June 1998, the PaPUC issued restructuring rate orders to Met-Ed and Penelec which resulted in pre-tax charges to income in the second quarter of 1998 of $320 million and $150 million, respectively. In October 1998, the PaPUC issued amended Restructuring Orders, approving the Settlement Agreements entered into by Met-Ed and Penelec. An appeal by one intervenor in the restructuring proceedings is still pending before the Pennsylvania Commonwealth Court. There can be no assurance as to the outcome of this appeal. In the third quarter of 1998, as a result of the amended

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 16 of 36


Restructuring Orders, Met-Ed and Penelec reversed $313 million and $142 million pre-tax, respectively, of their earlier charges and recorded additional non-recurring charges of $38 million and $58 million pre-tax, for Met-Ed and Penelec, respectively.

      In 1997, JCP&L filed with the New Jersey Board of Public Utilities (NJBPU) its proposed restructuring plan for a competitive electric marketplace in New Jersey as required by the New Jersey Energy Master Plan (NJEMP) released by the NJBPU. In this plan, JCP&L estimated that its total above-market costs related to power purchase commitments and company-owned generation, on a present value basis, was $1.6 billion excluding above-market generation costs related to Oyster Creek. These estimates were subject to significant uncertainties including the future market price of both electricity and other competitive energy sources, as well as the timing of when these above-market costs become stranded due to customers choosing another supplier. JCP&L proposed recovery of its remaining Oyster Creek plant investment as a regulatory asset, through a nonbypassable charge to customers. At March 31, 1999, JCP&L's net investment in Oyster Creek was $672 million.

      In  1999,  New  Jersey  enacted  legislation  to  deregulate  the  state's electricity market. The legislation generally provides for customer choice of electric generation supplier for all consumers beginning no later than August 1, 1999; a 5% rate reduction for all customers beginning August 1, 1999 with another 5% rate reduction to be phased in over the next three years (which must be maintained for one year after the end of the three year phase-in); the aggregation of electric generation service by a government or private aggregator; the unbundling of customer bills; the ability to recover stranded costs and the ability to securitize stranded costs.

      On April 14, 1999, JCP&L entered into a settlement agreement with several parties to its stranded cost and rate unbundling proceedings pending before the NJBPU. The settlement agreement, which is subject to NJBPU approval, provides, among other things, for a 5% rate reduction commencing August 1, 1999, a 5% rate refund from April 30, 1997 rates for service rendered on or after August 1, 2002, and for average customer shopping credits beginning at 4.9 cents per kilowatt hour and increasing to 5.16 cents per kilowatt hour in 2003 for customers who choose an alternate supplier. The settlement agreement also allows for the application of the net proceeds from JCP&L's generation asset sales to reduce stranded costs, the securitization of approximately $525 million of stranded costs associated with the Oyster Creek nuclear generating station, and adequate assurance (through a deferral and true-up mechanism) of full recovery of above-market costs associated with JCP&L's obligations under nonutility generation, utility and transition power purchase agreements.

       If approved by the NJBPU, the settlement agreement would result in an approximately $195 million reduction in GPU's 1999 pre-tax earnings, or about $0.90 per share (after-tax). The NJBPU is expected to act on the settlement agreement in May 1999. There can be no assurance as to the outcome of this matter.

      To the extent JCP&L is not permitted to recover its stranded costs in whole or in part, it would result in the recording of liabilities for above-market nonutility generator (NUG) costs, decommissioning costs, and write-downs of uneconomic generation plant and regulatory assets recorded in accordance with Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 17 of 36


Certain Types of Regulation," and Emerging Issues Task Force Issue 97-4, Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statement No. 71 "Accounting for the Effects of Certain Types of
Regulation" and No. 101 "Regulated Enterprises Accounting for the Discontinuation of Application of FASB Statement No. 71," (EITF Issue 97-4). The inability to recover these stranded costs could have a material adverse effect on GPU's results of operations.

      In 1997, GPU announced its intention to begin a process to sell, through a competitive bid process, up to all of the fossil-fuel and hydroelectric generating facilities owned by the GPU Energy companies. The net proceeds from the sale will be used to reduce the capitalization of the respective GPU Energy companies, repurchase GPU, Inc. common stock, fund previously incurred liabilities in accordance with the Pennsylvania settlement, and may also be applied to reduce short-term debt, finance further acquisitions, and to reduce acquisition debt of GPU Electric and the GPUI Group.

      In March 1999, Penelec completed the sale of its 50% interest in the Homer City Station to EME Homer City Generation, L.P., a subsidiary of Edison Mission Energy for a purchase price of approximately $900 million. As a result of the sale, Penelec recorded an after-tax gain of $27.8 million in the first quarter of 1999 for the portion of the gain related to wholesale operations and deferred as a regulatory liability $596.7 million pending Phase II of the Pennsylvania restructuring proceeding.

      In November 1998, the GPU Energy companies entered into definitive agreements with Sithe Energies and FirstEnergy Corporation to sell all their remaining fossil-fuel and hydroelectric generating facilities other than JCP&L's 50% interest in the Yards Creek Pumped Storage Facility (Yards Creek) for a total purchase price of approximately $1.7 billion (JCP&L $442 million; Met-Ed $677 million; Penelec $604 million). The sales are expected to be completed in mid-1999, subject to the timely receipt of the necessary regulatory and other approvals.

      JCP&L and Public Service Electric & Gas Company (PSE&G) each hold a 50% undivided ownership interest in Yards Creek. In December 1998, JCP&L filed a petition with the NJBPU seeking a declaratory order that PSE&G's right of first refusal to purchase JCP&L's ownership interest at its current book value under a 1964 agreement between the companies is void and unenforceable. In January 1999, the New Jersey Superior Court held that the NJBPU had primary jurisdiction in the matter and dismissed a PSE&G complaint requesting that the Court require JCP&L to sell its ownership interest to PSE&G. Management believes that the fair market value of JCP&L's ownership interest in Yards Creek is substantially in excess of its March 31, 1999 book value of $22 million. There can be no assurance of the outcome of this matter.

Nonutility Generation Agreements:
---------------------------------

      Pursuant to the mandates of the federal Public Utility Regulatory Policies Act and state regulatory directives, the GPU Energy companies have been required to enter into power purchase agreements with NUGs for the purchase of energy and capacity for remaining periods of up to 22 years. The following table shows actual payments from 1996 through March 31, 1999, and estimated payments thereafter through 2003.

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 18 of 36


                          Payments Under NUG Agreements
                                  (in millions)

                                      Total  JCP&L   Met-Ed   Penelec
                                      -----  -----   ------   -------

         1996                          $730  $370      $168      $192
         1997                           759   384       172       203
         1998                           788   403       174       211
         1999                           802   404       170       228
         2000                           816   404       169       243
         2001                           805   413       166       226
         2002                           819   425       169       225
         2003                           827   422       173       232

      As of March 31, 1999, NUG facilities covered by agreements having 1,681 MW (JCP&L 928 MW; Met-Ed 348 MW; Penelec 405 MW) of capacity were in service. While a few of these NUG facilities are dispatchable, most are must-run and generally obligate the GPU Energy companies to purchase, at the contract price, the output up to the contract limits.

      The  emerging  competitive   generation  market  has  created  uncertainty
regarding the forecasting of the GPU Energy companies' energy supply needs, which has caused the GPU Energy companies to change their supply strategy to seek shorter-term agreements offering more flexibility. The GPU Energy companies' future supply plan will focus on short- to intermediate-term commitments (one month to three years) during periods of expected high energy price volatility and reliance on spot market purchases during other periods. The projected cost of energy from new generation supply sources has also decreased due to improvements in power plant technologies and lower forecasted fuel prices. As a result of these developments, the rates under virtually all of the GPU Energy companies' NUG agreements are substantially in excess of current and projected prices from alternative sources.

      The 1998 PaPUC Restructuring Orders and the legislation in New Jersey provide for (and JCP&L's settlement agreement contemplates) full recovery of the above-market costs of NUG agreements. The GPU Energy companies will continue efforts to reduce the above-market costs of these agreements and will, where beneficial, attempt to renegotiate the prices of the agreements, offer contract buyouts and attempt to convert must-run agreements to dispatchable agreements. There can be no assurance as to the extent to which these efforts will be successful.

      In 1997, the NJBPU approved a Stipulation of Final Settlement which, among other things, provides for the recovery of costs associated with the buyout of the Freehold Cogeneration project. The Stipulation of Final Settlement provides for recovery through the levelized energy adjustment clause of: (1) buyout costs up to $130 million, and (2) 50% of any costs from $130 million to $140 million, over a seven-year period for the termination of the Freehold power purchase agreement. The NJBPU approved the cost recovery on an interim basis subject to refund, pending further review by the NJBPU. There can be no assurance as to the outcome of this matter.

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 19 of 36


      In 1998, Met-Ed and Penelec entered into definitive buyout agreements with two NUG project developers. These agreements are contingent upon Met-Ed and Penelec obtaining a final and non-appealable PaPUC order allowing for the full recovery of the buyout payments through retail rates. The Restructuring Orders established terms and conditions that would enable the buyout agreements to proceed; however, until the pending appeal of the Restructuring Orders is resolved, there can be no assurance as to the outcome of these matters.

      The GPU Energy companies are recovering certain of their NUG costs (including certain buyout costs) from customers. The Restructuring Orders provide assurance of full recovery of these costs for Met-Ed and Penelec. Met-Ed and Penelec recorded a liability of $1.8 billion for their above-market NUG costs, which is fully offset by Regulatory assets, net on the Consolidated Balance Sheets. The restructuring legislation in New Jersey includes provisions for the recovery of costs under NUG agreements and NUG buyout costs.


                               ACCOUNTING MATTERS
                               ------------------

      The Met-Ed and Penelec Restructuring Orders received in 1998, essentially deregulated the electric generation portion of Met-Ed and Penelec's businesses. Accordingly, in 1998 Met-Ed and Penelec discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF Issue 97-4 with respect to their electric generation operations. The transmission and distribution portion of Met-Ed and Penelec's operations continue to be subject to the provisions of FAS 71.

      JCP&L expects to discontinue the application of FAS 71 and adopt FAS 101 and EITF Issue 97-4 for its electric generation operations no later than its receipt of NJBPU approval of its restructuring plans, which is expected in May 1999.

      Regulatory assets, net as reflected in the March 31, 1999 Consolidated Balance Sheets in accordance with the provisions of FAS 71 and EITF Issue 97-4 were as follows:

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 20 of 36


GPU, Inc. and Subsidiary Companies (in thousands)
                                                            March 31,
                                                              1999
                                                           ---------

Competitive transition charge per PaPUC Order             $  981,361
                                                           =========

Other regulatory assets, net:
Reserve for generation divestiture (JCP&L)                $  135,700
Phase II reserve for
  generation divestiture (Met-Ed and Penelec)                763,388
Income taxes recoverable through future rates                399,694
Income taxes refundable through future rates                 (51,505)
Net investment in TMI-2                                       65,049
TMI-2 decommissioning costs                                  116,935
Nonutility generation contract buyout costs                  114,959
Unamortized property losses                                   78,882
Other postretirement benefits                                 72,454
Environmental remediation                                     50,347
N.J. unit tax                                                 31,528
Unamortized loss on reacquired debt                           31,024
Load and demand-side management programs                       6,427
DOE enrichment facility decommissioning                       28,205
Nuclear fuel disposal fee                                     19,857
Storm damage                                                  29,968
Deferred nonutility generation costs
  not in current rates                                        17,337
Future nonutility generation costs not in CTC                369,290
Public utility realty taxes (PURTA)                            7,171
Other regulatory liabilities                                 (53,274)
Other regulatory assets                                        8,676
                                                           ---------
     Total other regulatory assets, net                   $2,242,112
                                                          ==========

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 21 of 36


JCP&L (in thousands)
                                                           March 31,
                                                              1999
                                                           --------

Other regulatory assets, net:
Reserve for generation divestiture                        $  135,700
Income taxes recoverable through future rates                141,060
Income taxes refundable through future rates                 (34,708)
Net investment in TMI-2                                       65,049
TMI-2 decommissioning costs                                   16,106
Nonutility generation contract buyout costs                  114,959
Unamortized property losses                                   78,882
Other postretirement benefits                                 45,657
Environmental remediation                                     50,347
N.J. unit tax                                                 31,528
Unamortized loss on reacquired debt                           25,310
Load and demand-side management programs                       6,427
DOE enrichment facility decommissioning                       17,615
Nuclear fuel disposal fee                                     19,857
Storm damage                                                  29,968
Other regulatory liabilities                                 (52,927)
Other regulatory assets                                        3,928
                                                           ---------
     Total other regulatory assets, net                   $  694,758
                                                           =========

Met-Ed (in thousands)
                                                            March 31,
                                                              1999
                                                            --------

Competitive transition charge per PaPUC Order             $  659,439
                                                           =========

Other regulatory assets, net:
Phase II reserve for
  generation divestiture                                  $  424,642
Income taxes recoverable through future rates                112,425
Income taxes refundable through future rates                 (10,584)
TMI-2 decommissioning costs                                   67,776
Other postretirement benefits                                 26,797
Unamortized loss on reacquired debt                            2,800
DOE enrichment facility decommissioning                        7,198
Deferred nonutility generation costs
  not in current rates                                         4,241
Future nonutility generation costs not in CTC                271,270
Public utility realty taxes (PURTA)                            3,315
Other regulatory liabilities                                     (83)
Other regulatory assets                                        2,360
                                                           ---------
     Total other regulatory assets, net                   $  912,157
                                                           =========

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 22 of 36


Penelec (in thousands)
                                                           March 31,
                                                             1999
                                                            --------

Competitive transition charge per PaPUC Order            $  321,922
                                                          =========

Other regulatory assets, net:
Phase II reserve for
  generation divestiture                                    338,746
Income taxes recoverable through future rates               146,209
Income taxes refundable through future rates                 (6,213)
TMI-2 decommissioning costs                                  33,053
Unamortized loss on reacquired debt                           2,914
DOE enrichment facility decommissioning                       3,392
Deferred nonutility generation costs
  not in current rates                                       13,096
Future nonutility generation costs not in CTC                98,020
Public utility realty taxes (PURTA)                           3,856
Other regulatory liabilities                                   (264)
Other regulatory assets                                       2,388
                                                          ---------
     Total other regulatory assets, net                  $  635,197
                                                          =========


      Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that regulatory assets meet the recovery criteria of FAS 71 on an ongoing basis in order to avoid a write-down. In addition, FAS 121 requires that long-lived assets, identifiable intangibles, capital leases and goodwill be reviewed for impairment whenever events occur or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. FAS 121 also requires the recognition of impairment losses when the carrying amounts of those assets are greater than the estimated cash flows expected to be generated from the use and eventual disposition of the assets.

      The restructuring proceeding in New Jersey could result in substantial disallowance of certain capital additions; the disallowance of certain stranded costs; reduction in cost of capital allowances on certain elements of plant and cost deferrals; and tariff rate unbundling reflecting an allocation of costs to the transmission and distribution activities lower than that proposed by JCP&L. Management believes that a negative outcome of that proceeding could have a material adverse effect on GPU's earnings.

      In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities". FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. FAS 133 requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. GPU will be required to include its derivative transactions on its balance sheet at fair value, and recognize the subsequent changes in fair value as either gains or losses in earnings or report them as a component of

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 23 of 36


other comprehensive income, depending upon the intended use and designation of the derivative as a hedge. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. GPU will adopt FAS 133 in the first quarter of 2000 and is in the process of evaluating the impact of this statement.


                               NUCLEAR FACILITIES
                               ------------------

      The GPU Energy companies have made investments in three major nuclear projects -- TMI-1 and Oyster Creek, both of which are operating generation facilities, and TMI-2, which was damaged during a 1979 accident. TMI-1 and TMI-2 are jointly owned by JCP&L, Met-Ed and Penelec in the percentages of 25%, 50% and 25%, respectively. Oyster Creek is owned by JCP&L. At March 31, 1999, the GPU Energy companies' net investment in TMI-1 and Oyster Creek, including nuclear fuel, was as follows:

                                     Net Investment (in millions)
                                     ----------------------------
                                     TMI-1          Oyster Creek
                                     -----          ------------
               March 31, 1999
               --------------
               JCP&L                 $18                   $672
               Met-Ed                 35                      -
               Penelec                17                      -
                                      --                    ---
                 Total               $70                   $672
                                      ==                    ===


      JCP&L's net investment in TMI-2 at March 31, 1999 was $65 million. JCP&L is collecting revenues for TMI-2 on a basis which provides for the recovery of its remaining investment in the plant by 2008. In 1998, Met-Ed and Penelec received PaPUC Restructuring Orders, discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF Issue 97-4 with respect to their electric generation operations. Accordingly, Met-Ed and Penelec wrote-off their remaining investment in TMI-2 of $1 million and $7 million, respectively.

       Costs associated with the operation, maintenance and retirement of nuclear plants have continued to be significant and less predictable than costs associated with other sources of generation, in large part due to changing regulatory requirements, safety standards, availability of nuclear waste disposal facilities and experience gained in the construction and operation of nuclear facilities. The GPU Energy companies may also incur costs and experience reduced output at their nuclear plants because of the prevailing design criteria at the time of construction and the age of the plants' systems and equipment. In addition, for economic or other reasons, operation of these plants for the full term of their operating licenses cannot be assured. Also, not all risks associated with the ownership or operation of nuclear facilities may be adequately insured or insurable. Consequently, the recovery of costs associated with nuclear projects, including replacement power, any unamortized investment at the end of each plant's useful life (whether scheduled or premature), the carrying costs of that investment and retirement costs, is not assured.

       In addition to the continued operation of the Oyster Creek facility, JCP&L has been exploring the sale or early retirement of the plant to mitigate costs associated

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 24 of 36


with its continued operation. GPU does not anticipate making a final decision on the plant before the NJBPU rules on JCP&L's restructuring filing. If a decision is made to retire the plant early, retirement would likely occur in 2000. Although management believes that the current rate structure would allow for the recovery of and return on its net investment in the plant and provide for decommissioning costs, there can be no assurance that such costs will be fully recoverable.

       In 1998, GPU entered into definitive agreements to sell TMI-1 to AmerGen, a joint venture between PECO Energy and British Energy. Highlights of the agreements are presented in the Competitive Environment and Rate Matters section of Management's Discussion and Analysis.

TMI-2:
------

       As a result of the 1979 TMI-2 accident, individual claims for alleged personal injury (including claims for punitive damages), which are material in amount, were asserted against GPU, Inc. and the GPU Energy companies. Approximately 2,100 of such claims were filed in the United States District Court for the Middle District of Pennsylvania. Some of the claims also seek recovery for injuries from alleged emissions of radioactivity before and after the accident.

       At the time of the TMI-2 accident, as provided for in the Price-Anderson Act, the GPU Energy companies had (a) primary financial protection in the form of insurance policies with groups of insurance companies providing an aggregate of $140 million of primary coverage, (b) secondary financial protection in the form of private liability insurance under an industry retrospective rating plan providing for up to an aggregate of $335 million in premium charges under such plan, and (c) an indemnity agreement with the NRC for up to $85 million, bringing their total financial protection up to an aggregate of $560 million. Under the secondary level, the GPU Energy companies are subject to a retrospective premium charge of up to $5 million per reactor, or a total of $15 million.

       In 1995, the U.S. Court of Appeals for the Third Circuit ruled that the Price-Anderson Act provides coverage under its primary and secondary levels for punitive as well as compensatory damages, but that punitive damages could not be recovered against the Federal Government under the third level of financial protection. In so doing, the Court of Appeals referred to the "finite fund" (the $560 million of financial protection under the Price-Anderson Act) to which plaintiffs must resort to get compensatory as well as punitive damages.

       The Court of Appeals also ruled that the standard of care owed by the defendants to a plaintiff was determined by the specific level of radiation which was released into the environment, as measured at the site boundary, rather than as measured at the specific site where the plaintiff was located at the time of the accident (as the defendants proposed). The Court of Appeals also held that each plaintiff still must demonstrate exposure to radiation released during the TMI-2 accident and that such exposure had resulted in injuries. In 1996, the U.S. Supreme Court denied petitions filed by GPU, Inc. and the GPU Energy companies to review the Court of Appeals' rulings.

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 25 of 36


       In 1996, the District Court granted a motion for summary judgment filed by GPU, Inc. and the GPU Energy companies, and dismissed all of the 2,100 pending claims. The Court ruled that there was no evidence which created a genuine issue of material fact warranting submission of plaintiffs' claims to a jury. The plaintiffs have appealed the District Court's ruling to the Court of Appeals for the Third Circuit, before which the matter is pending. There can be no assurance as to the outcome of this litigation.

       Based on the above, GPU, Inc. and the GPU Energy companies believe that any liability to which they might be subject by reason of the TMI-2 accident will not exceed their financial protection under the Price-Anderson Act.


                         NUCLEAR PLANT RETIREMENT COSTS
                         ------------------------------

       Retirement costs for nuclear plants include decommissioning the radiological portions of the plants and the cost of removal of nonradiological structures and materials. The disposal of spent nuclear fuel is covered separately by contracts with the DOE.

       In 1990, the GPU Energy companies submitted a report, in compliance with NRC regulations, setting forth a funding plan (employing the external sinking fund method) for the decommissioning of their nuclear reactors. Under this plan, the GPU Energy companies intend to complete the funding for Oyster Creek and TMI-1 by the end of the plants' license terms, 2009 and 2014, respectively. The TMI-2 funding completion date is 2014, consistent with TMI-2 remaining in long-term storage and being decommissioned at the same time as TMI-1. Based on NRC studies, a comparable funding target was developed for TMI-2 which took the accident into account. Under the NRC regulations, the funding targets (in 1999 dollars) are as follows:

                                             (in millions)
                                                             Oyster
                                        TMI-1     TMI-2      Creek
                                        -----     -----       -----

JCP&L                                    $ 68     $107       $331
Met-Ed                                    135      215        -
Penelec                                    68      107        -
                                         ---      ---        ---
    Total                                $271     $429       $331
                                         ===      ===        ===

       The funding targets, while not considered cost estimates, are reference levels designed to assure that licensees demonstrate adequate financial responsibility for decommissioning. While the NRC regulations address activities related to the removal of the radiological portions of the plants, they do not address costs related to the removal of nonradiological structures and materials.

       In 1995, a consultant to GPUN performed site-specific studies of TMI-1, TMI-2 and Oyster Creek (updated in 1998), that considered various decommissioning methods and estimated the cost of decommissioning the radiological portions and the cost of removal of the nonradiological portions of each plant, using the prompt removal/dismantlement method. GPUN management has reviewed the methodology and

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 26 of 36


assumptions used in these studies, is in agreement with them, and believes the results are reasonable. The NRC may require an acceleration of the decommissioning funding for Oyster Creek if the plant is retired early. The retirement cost estimates under the 1995 site-specific studies, assuming decommissioning at the end of the plants' license terms, are as follows (in 1999 dollars):

                                               (in millions)
                                                            Oyster
                                        TMI-1     TMI-2      Creek
                                        -----     -----      -----

Radiological decommissioning            $349      $425       $577
Nonradiological cost of removal           86        34*        31
                                         ---       ---        ---
    Total                               $435      $459       $608
                                         ===       ===        ===

* Net of $12.5 million spent as of March 31, 1999.

Each of the GPU Energy companies is responsible for retirement costs in proportion to its respective ownership percentage.

       The 1995 Oyster Creek site-specific study was updated in 1998 in response to the previously announced potential early closure of the plant in the year 2000. An early shutdown would increase the retirement costs shown above to $616 million ($585 million for radiological decommissioning and $31 million for nonradiological cost of removal). Both estimates include substantial spending for an on-site dry storage facility for spent nuclear fuel and significant costs for storing the fuel until the DOE complies with the Nuclear Waste Policy Act of 1982.

       In 1998, GPU entered into definitive agreements to sell TMI-1 to AmerGen. The agreements provide, among other things, that upon closing, the GPU Energy companies will fund the TMI-1 decommissioning trusts up to $320 million and AmerGen will assume all TMI-1 decommissioning liabilities. If all the necessary regulatory approvals, as well as certain Internal Revenue Service rulings, are obtained, the transfer of all TMI-1 decommissioning liability and expense to AmerGen will take place at the financial closing which is expected by the end of 1999.

       The  ultimate  cost  of  retiring  the  GPU  Energy  companies'   nuclear
facilities may be different from the cost estimates contained in these site-specific studies. Such costs are subject to (a) the escalation of various cost elements (for reasons including, but not limited to, general inflation),
(b) the further development of regulatory requirements governing decommissioning, (c) the technology available at the time of decommissioning, and (d) the availability of nuclear waste disposal facilities.

       The GPU Energy companies charge to depreciation expense and accrue retirement costs based on amounts being collected from customers. Customer collections are contributed to external trust funds. These deposits, including the related earnings, are classified as Nuclear decommissioning trusts, at market on the Consolidated Balance Sheets.

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 27 of 36


TMI-1 and Oyster Creek:

       The NJBPU has granted JCP&L annual revenues for TMI-1 and Oyster Creek retirement costs of $5.2 million and $22.5 million, respectively. These annual revenues are based on the 1995 site-specific study estimates.

       The PaPUC has granted Met-Ed annual revenues for TMI-1 retirement costs of $8.5 million based on both the NRC funding target for radiological decommissioning costs and a 1988 site-specific study for nonradiological costs of removal. The PaPUC also granted Penelec annual revenues of $4.2 million for its share of TMI-1 retirement costs, on a basis consistent with that granted Met-Ed. In the Restructuring Orders, the PaPUC granted recovery of an interim level of TMI-1 decommissioning costs as part of the Competitive Transition Charge (CTC). This amount will be adjusted in Phase II of Met-Ed and Penelec's restructuring proceedings, once the net proceeds from the generation asset divestiture are determined.

       The amounts charged to depreciation expense for the first quarter of 1999 and the provisions for the future expenditure of these funds, which have been made in accumulated depreciation, are as follows:


                                                 (in millions)
                                                            Oyster
                                            TMI-1            Creek
                                            -----            -----
Amount expensed for the three months ended March 31, 1999:
    JCP&L                                   $1.3             $5.6
    Met-Ed                                   0.4                -
    Penelec                                  0.2                -
                                             ---              ---
                                            $1.9             $5.6
                                             ===              ===

                                                (in millions)
                                                           Oyster
                                           TMI-1            Creek
                                           -----            -----
Accumulated depreciation provision at March 31, 1999:
    JCP&L                                  $ 48             $284
    Met-Ed                                   84                -
    Penelec                                  39                -
                                            ---              ---
                                           $171             $284
                                            ===              ===

      Management believes that any TMI-1 and Oyster Creek retirement costs, in excess of those currently recognized for ratemaking purposes, should be recoverable from customers.

TMI-2:

      The estimated liabilities for TMI-2 future retirement costs (reflected as Three Mile Island Unit 2 Future Costs on the Consolidated Balance Sheets) as of March 31, 1999 are as follows:

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 28 of 36


                                      (in millions)

                      GPU              JCP&L            Met-Ed          Penelec
                      ---              -----            ------          -------

March 31, 1999        $487             $122             $243            $122

These amounts are based upon the 1995 site-specific study estimates (in 1999 dollars) discussed above and an estimate for remaining incremental monitored storage costs of $28 million (JCP&L $7 million; Met-Ed $14 million; Penelec $7 million) as of March 31, 1999, as a result of TMI-2's entering long-term monitored storage in 1993. The GPU Energy companies are incurring annual incremental monitored storage costs of approximately $1.8 million (JCP&L $450 thousand; Met-Ed $900 thousand; Penelec $450 thousand).

       Offsetting the $487 million liability at March 31, 1999 is $245 million (JCP&L $19 million; Met-Ed $143 million; Penelec $83 million) which management believes is probable of recovery from customers and included in Regulatory assets, net on the Consolidated Balance Sheets, and $277 million (JCP&L $107 million; Met-Ed $126 million; Penelec $44 million) in trust funds for TMI-2 and included in Nuclear decommissioning trusts, at market on the Consolidated Balance Sheets. Earnings on trust fund deposits are included in amounts shown on the Consolidated Balance Sheets under Regulatory assets, net. TMI-2 decommissioning costs charged to depreciation expense in the first quarter of 1999 amounted to $1.5 million (JCP&L $573 thousand; Met-Ed $700 thousand; Penelec $210 thousand).

       The NJBPU has granted JCP&L revenues for TMI-2 retirement costs based on the 1995 site-specific estimates. In addition, JCP&L is recovering its share of TMI-2 incremental monitored storage costs. The PaPUC Restructuring Orders granted Met-Ed and Penelec recovery of TMI-2 decommissioning costs as part of the CTC, but also allowed Met-Ed and Penelec to defer as a regulatory asset those amounts that are above the level provided for in the CTC.

       At March 31, 1999, the accident-related portion of TMI-2 radiological decommissioning costs is considered to be $76 million (JCP&L $19 million; Met-Ed $38 million; Penelec $19 million), which is the difference between the 1995 TMI-1 and TMI-2 site-specific study estimates (in 1999 dollars). In connection with rate case resolutions at the time, JCP&L, Met-Ed and Penelec have made contributions to irrevocable external trusts relating to their shares of the accident-related portions of the decommissioning liability in the amounts of $15 million, $40 million and $20 million, respectively. These contributions were not recoverable from customers and have been expensed. The GPU Energy companies will not pursue recovery from customers for any amounts contributed in excess of the $76 million accident-related portion referred to above.

       JCP&L intends to seek recovery for any increases in TMI-2 retirement costs, and Met-Ed and Penelec intend to seek recovery for any increases in the nonaccident-related portion of such costs, but recognize that recovery cannot be assured.

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 29 of 36


                                    INSURANCE
                                    ---------

      GPU has insurance (subject to retentions and deductibles) for its operations and facilities including coverage for property damage, liability to employees and third parties, and loss of use and occupancy (primarily incremental replacement power costs). There is no assurance that GPU will maintain all existing insurance coverages. Losses or liabilities that are not completely insured, unless allowed to be recovered through ratemaking, could have a material adverse effect on the financial position of GPU.

      The decontamination liability, premature decommissioning and property damage insurance coverage for the TMI station and for Oyster Creek totals $2.7 billion per site. In accordance with NRC regulations, these insurance policies generally require that proceeds first be used for stabilization of the reactors and then to pay for decontamination and debris removal expenses. Any remaining amounts available under the policies may then be used for repair and restoration costs and decommissioning costs. Consequently, there can be no assurance that in the event of a nuclear incident, property damage insurance proceeds would be available for the repair and restoration of that station.

      The Price-Anderson Act limits GPU's liability to third parties for a nuclear incident at one of its sites to approximately $9.7 billion. Coverage for the first $200 million of such liability is provided by private insurance. The remaining coverage, or secondary financial protection, is provided by retrospective premiums payable by all nuclear reactor owners. Under secondary financial protection, a nuclear incident at any licensed nuclear power reactor in the country, including those owned by the GPU Energy companies, could result in assessments of up to $88 million per incident for each of the GPU Energy companies' two operating reactors, subject to an annual maximum payment of $10 million per incident per reactor. In addition to the retrospective premiums payable under the Price-Anderson Act, the GPU Energy companies are also subject to retrospective premium assessments of up to $26.8 million (JCP&L $16.9 million; Met-Ed $6.6 million; Penelec $3.3 million) in any one year under insurance policies applicable to nuclear operations and facilities.

      The GPU Energy companies have insurance coverage for incremental replacement power costs resulting from an accident-related outage at their nuclear plants. Coverage commences after a 17-week waiting period at $3.5 million per week, and after 23 weeks of an outage, continues for three years beginning at $1.8 million and $2.6 million per week for the first year for Oyster Creek and TMI-1, respectively, decreasing to 80% of such amounts for years two and three.


                              ENVIRONMENTAL MATTERS
                              ---------------------

      As a result of existing and proposed legislation and regulations, and ongoing legal proceedings dealing with environmental matters, including but not limited to acid rain, water quality, ambient air quality, global warming, electromagnetic fields, and storage and disposal of hazardous and/or toxic wastes, GPU may be required to incur substantial additional costs to construct new equipment, modify or replace existing and proposed equipment, remediate, decommission or cleanup waste

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 30 of 36


disposal and other sites currently or formerly used by it, including formerly owned manufactured gas plants (MGP), coal mine refuse piles and generation facilities.

      To comply with Titles I and IV of the federal Clean Air Act Amendments of 1990 (Clean Air Act), the GPU Energy companies have spent $242 million (JCP&L $44 million; Met-Ed $95 million; Penelec $103 million) to date. Effective November 1997, the Pennsylvania Environmental Quality Board adopted regulations implementing the NOx reductions proposed by the Ozone Transport Commission
(OTC), and in December 1997, the New Jersey Department of Environmental Protection developed a proposal with the electric utility industry on a plan to implement the OTC's proposed NOx reductions. The GPU Energy companies expect that the U.S. Environmental Protection Agency (EPA) will approve these state implementation plans, and that as a result, they would expect to spend an estimated $0.6 million (JCP&L $30 thousand; Met-Ed $340 thousand; Penelec $200 thousand) in 1999 to meet the seasonal reductions agreed upon by the OTC. In 1997 and 1998 the EPA adopted new, more stringent rules on ozone and particulate matter. Several groups have filed suit in the U.S. Court of Appeals to overturn these new air quality standards on the grounds that, among other things, they are based on inadequate scientific evidence. The GPU Energy companies are unable to determine what additional costs, if any, will be incurred if the EPA rules are upheld. Moreover, the timing and amounts of expenditures under the Clean Air Act will be dependent upon the timing of the sales of the related generating facilities.

      GPU has been formally notified by the EPA and state environmental authorities that it is among the potentially responsible parties (PRPs) who may be jointly and severally liable to pay for the costs associated with the investigation and remediation at hazardous and/or toxic waste sites (in some cases, more than one company is named for a given site):

     JCP&L        MET-ED       PENELEC         GPUN      GPU, INC.        TOTAL
     -----        ------       -------         ----      ---------        -----

         8          4            2             1              1            13

In addition, certain of the GPU companies have been requested to participate in the remediation or supply information to the EPA and state environmental authorities on several other sites for which they have not been formally named as PRPs, although the EPA and state authorities may nevertheless consider them as PRPs. Certain of the GPU companies have also been named in lawsuits requesting damages (which are material in amount) for hazardous and/or toxic substances allegedly released into the environment. The ultimate cost of remediation will depend upon changing circumstances as site investigations continue, including (a) the existing technology required for site cleanup, (b) the remedial action plan chosen and (c) the extent of site contamination and the portion attributed to the GPU companies involved.

      In 1997, the EPA filed a complaint against GPU, Inc. in the United States District Court for the District of Delaware for enforcement of its unilateral order issued against GPU, Inc. to clean up the former Dover Gas Light Company (Dover) manufactured gas production site in Dover, Delaware. Dover was part of the AGECO/AGECORP group of companies from 1929 until 1942 and GPU, Inc. emerged from the AGECO/AGECORP reorganization proceedings. All of the common stock of Dover was sold in 1942 by a member of the AGECO/AGECORP group to an unaffiliated entity, and was

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 31 of 36


subsequently acquired by Chesapeake Utilities Corporation (Chesapeake). According to the complaint, the EPA is seeking up to $0.5 million in past costs, $4.2 million for the cleanup of the Dover site and approximately $19 million in penalties. GPU, Inc. has responded to the EPA complaint stating that such claims should be dismissed because, among other things, they are barred by the operation of the Final Decree entered by the United States District Court for the Southern District of New York at the conclusion of the 1946 reorganization proceedings of AGECO/AGECORP. Chesapeake has also sued GPU, Inc. for a contribution to the cleanup of the Dover site. The Court has refused to dismiss the complaint and discovery is proceeding. The parties continue to engage in settlement discussions. There can be no assurance as to the outcome of these proceedings.

      Pursuant to federal environmental monitoring requirements, Penelec has reported to the Pennsylvania Department of Environmental Protection (PaDEP) that contaminants from coal mine refuse piles were identified in storm water run-off at Penelec's Seward station property. Penelec signed a modified Consent Order, which became effective December 1996, and a third Amendment in December 1998, that establish a schedule for submitting a plan for long-term remediation, based on future operating scenarios. Penelec currently estimates that the remediation of the Seward station property will range from $12 million to $20 million and has a recorded liability of $12 million at March 31, 1999. These cost estimates are subject to uncertainties based on continuing discussions with the PaDEP as to the method of remediation, the extent of remediation required and available cleanup technologies. Penelec expects recovery of these remediation costs in Phase II of its restructuring proceeding and has recorded a corresponding regulatory asset of approximately $12 million at March 31, 1999.

      In 1997, the GPU Energy companies filed with the PaDEP applications for re-permitting seven (JCP&L - one; Met-Ed - three; Penelec three) operating ash disposal sites, including projected site closure procedures and related cost estimates. The cost estimates for the closure of these sites range from approximately $17 million to $22 million, and a liability of $17 million (JCP&L $1 million; Met-Ed $4 million; Penelec $12 million) is reflected on the Consolidated Balance Sheets at March 31, 1999. JCP&L has requested recovery of its share of closure costs in its restructuring plan filed with the NJBPU in 1997. Met-Ed and Penelec expect recovery of these costs in Phase II of their restructuring proceedings. As a result, a regulatory asset of $17 million (JCP&L $1 million; Met-Ed $4 million; Penelec $12 million) is reflected on the Consolidated Balance Sheets at March 31, 1999.

      JCP&L has entered into agreements with the New Jersey Department of Environmental Protection for the investigation and remediation of 17 formerly owned MGP sites. JCP&L has also entered into various cost-sharing agreements with other utilities for most of the sites. As of March 31, 1999, JCP&L has spent approximately $32 million in connection with the cleanup of these sites. In addition, JCP&L has recorded an estimated environmental liability of $52 million relating to expected future costs of these sites (as well as two other properties). This estimated liability is based upon ongoing site investigations and remediation efforts, which generally involve capping the sites and pumping and treatment of ground water. Moreover, the cost to

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 32 of 36


clean up these sites could be materially in excess of $52 million due to significant uncertainties, including changes in acceptable remediation methods and technologies.

      In 1997, JCP&L's request to establish a Remediation Adjustment Clause for the recovery of MGP remediation costs was approved by the NJBPU. At March 31, 1999, JCP&L had recorded on its Consolidated Balance Sheet a regulatory asset of $44 million. JCP&L is continuing to pursue reimbursement from its insurance carriers for remediation costs already spent and for future estimated costs. In 1994, JCP&L commenced litigation in the New Jersey Superior Court against several of its insurance carriers, relative to these MGP sites and has settled with all but one of those insurance companies.


                       OTHER COMMITMENTS AND CONTINGENCIES
                       -----------------------------------

GPU Electric and the GPUI Group:
--------------------------------

      At March 31, 1999, GPU Electric and the GPUI Group had investments totaling approximately $3.2 billion and $90 million, respectively, in businesses and facilities located in foreign countries. Although management attempts to mitigate the risk of investing in certain foreign countries by securing political risk insurance, GPU Electric and the GPUI Group face additional risks inherent to operating in such locations, including foreign currency fluctuations.

      At March 31, 1999, GPU, Inc.'s aggregate investment in GPU Electric and the GPUI Group was $398 million and $242 million, respectively; GPU, Inc. has also guaranteed up to an additional $1.07 billion and $33 million of GPU Electric and GPUI Group obligations, respectively. Of this amount, $1.07 billion is included in Long-term debt and Securities due within one year on GPU's Consolidated Balance Sheet at March 31, 1999, and $26 million relates to various other obligations of GPU Electric and the GPUI Group.

      Through its 50% ownership interest in Midlands, GPU Electric has invested in a power project in Pakistan (Uch Power Project) which was originally scheduled to begin commercial operation in late 1998. The Uch Power Project is a 586 MW facility of which Midlands is a 40% owner. Construction of the Uch Power Project is complete, but commercial operation was delayed pending resolution of a dispute with the Pakistani government. In July 1998, the Pakistani government-owned utility issued a notice of intent to terminate certain key project agreements. The notice asserted that various forms of corruption were involved in the original granting of the agreements to the Uch investors by the predecessor Pakistani government. The Uch investors, including Midlands, strongly deny the allegations and are continuing to explore remedies to the situation. GPU Electric believes that similar notices were received by a number of other independent power projects in Pakistan. In December 1998, the Pakistani government offered to withdraw these notices.

      GPU Electric's current investment in the Uch Power Project is approximately $36 million, and project lenders could require GPU Electric to make additional capital contributions to the project of approximately $8 million under certain conditions. There can be no assurance as to the outcome of this matter.

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 33 of 36


      Lake Cogen, Ltd. (Lake), an independent power project owned by GPU International, Inc., is pursuing legal proceedings against Florida Power Corporation (FPC) to resolve an ongoing disagreement involving the pricing under the power purchase agreement between Lake and FPC. In April 1999, the Lake County Circuit Court issued an order finding that FPC breached the avoided cost payment provisions of the power purchase agreement and ruled that FPC must pay Lake firm power prices for all on-peak hours and as-available rates for all off-peak hours. In addition, the court dismissed Lake's claim that FPC had improperly determined its avoided fuel cost and, at the same time, dismissed FPC's counterclaims against Lake. Management is currently unable to determine the financial consequences of the ruling, and accordingly, Lake has filed a Motion for Clarification and Reconsideration, which is currently pending. Separately, the Florida Public Service Commission (FPSC) dismissed a petition filed by FPC requesting that the FPSC assert jurisdiction over the contract dispute. FPC has appealed the dismissal to the Florida Supreme Court. There can be no assurance as to the outcome of this matter. GPU International, Inc.'s total investment in Lake, including guaranteed lease payments, is approximately $20 million.

Other:
------

      GPU's capital programs, for which substantial commitments have been incurred and which extend over several years, contemplate expenditures of $436 million (JCP&L $183 million; Met-Ed $97 million; Penelec $98 million; Other $58 million) during 1999.

       The GPU Energy companies have entered into long-term contracts with nonaffiliated mining companies for the purchase of coal for certain generating stations in which they have ownership interests (JCP&L - 16.67% ownership interest in Keystone; and Met-Ed - 16.45% ownership interest in Conemaugh). The contracts, which expire at various dates between 1999 and 2002, require the purchase of either fixed or minimum amounts of the stations' coal requirements. The price of the coal under the contracts is based on adjustments of indexed cost components. The GPU Energy companies' share of the cost of coal purchased under these agreements is expected to aggregate $135 million (JCP&L $27 million; Met-Ed $57 million; Penelec $51 million) for 1999. These contracts will be assumed by the purchasers, upon the closings of the sales of the GPU Energy companies' fossil generation facilities.

        JCP&L has entered into agreements with other utilities to purchase capacity and energy for various periods through 2004. These agreements provide for up to 629 MW in 1999, declining to 445 MW in 2000 through 2003 and 345 MW in 2004 when the final agreement expires. Payments pursuant to these agreements are estimated to be $114 million in 1999, $91 million in 2000, $99 million in 2001, $109 million in 2002, $113 million in 2003 and $48 million in 2004.

       In accordance with the Nuclear Waste Policy Act of 1982 (NWPA), the GPU Energy companies have entered into contracts with, and have been paying fees to, the DOE for the future disposal of spent nuclear fuel in a repository or interim storage facility. Following its purchase of TMI-1, AmerGen will assume all liability for disposal costs related to spent fuel generated after the sale. In 1996, the DOE notified the GPU Energy companies and other standard contract holders that it will be unable to begin acceptance of spent nuclear fuel for disposal by 1998, as mandated by the NWPA. The DOE requested recommendations from contract holders for handling the

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 34 of 36


delay. In January 1997, the GPU Energy companies, along with other electric utilities and state agencies, petitioned the U.S. Court of Appeals to, among other things, permit utilities to cease payments into the Federal Nuclear Waste Fund until the DOE complies with the NWPA. In November 1997, the Court denied this request. The DOE's inability to accept spent nuclear fuel could have a material impact on GPU's results of operations, as additional costs may be incurred to build and maintain interim on-site storage at Oyster Creek. TMI-1 has sufficient on-site storage capacity to accommodate spent nuclear fuel through the end of its licensed life. In June 1997, a consortium of electric utilities, including GPUN, filed a license application with the NRC seeking permission to build an interim above-ground disposal facility for spent nuclear fuel in northwestern Utah. There can be no assurance as to the outcome of these matters.

       New Jersey and Connecticut have established the Northeast Compact, to construct a low-level radioactive waste (radwaste) disposal facility in New Jersey, which was expected to commence operation by the end of 2003. GPUN's total share of the cost for developing, constructing and site licensing the facility was estimated to be $58 million. Through December 31, 1998, GPUN has made payments of $6 million. JCP&L is recovering the costs to construct this facility from customers, and $29 million has been collected to date. In February 1998, the New Jersey Low-Level Radwaste Facility Siting Board (Siting Board) voted to suspend the siting process in New Jersey. The Siting Board is in the process of determining what activities are required by law to be continued, and the level of funding required to support these activities. The Siting Board intended to return the unused funds to the generators, but the Governor has overruled this decision. Legislation is pending in New Jersey, however, that would mandate returning the unused funds to the generators, of which GPUN's share is approximately $2.6 million. GPUN cannot determine at this time what effect, if any, this matter will have on its operations.

      Pennsylvania, Delaware, Maryland and West Virginia have established the Appalachian Compact to construct a facility for the disposal of low-level radwaste in those states, including low-level radwaste from TMI-1. To date, pre-construction costs of $33 million, out of an estimated $88 million, have been paid. Eleven nuclear plants have so far shared equally in the pre-construction costs; GPUN has contributed $3 million on behalf of TMI-1. Pennsylvania has suspended the search for a low-level radwaste disposal site in the state. GPUN cannot determine at this time what effect, if any, this may have on its operations.

       JCP&L's two operating nuclear units are subject to the NJBPU's annual nuclear performance standard. Operation of these units at an aggregate annual generating capacity factor below 65% or above 75% would trigger a charge or credit based on replacement energy costs. At current cost levels, the maximum annual effect on net income of the performance standard charge at a 40% capacity factor would be approximately $11 million before tax. While a capacity factor below 40% would generate no specific monetary charge, it would require the issue to be brought before the NJBPU for review. The annual measurement period, which begins in March of each year, coincides with that used for the LEAC. The Electric Discount and Energy Competition Act eliminates the nuclear performance standard, effective with the implementation of retail choice on August 1, 1999.

       At March 31, 1999, GPU, Inc. and consolidated affiliates had 9,263 employees worldwide (JCP&L 2,233; Met-Ed 2,618; Penelec 1,601; GPU Electric 928;

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 35 of 36


the GPUI Group 133; all other companies 1,750), of which 8,300 employees were located in the U.S. The majority of the U.S. workforce is employed by the GPU Energy companies, of which approximately 4,400 are represented by unions for collective bargaining purposes. JCP&L, Met-Ed and Penelec's collective bargaining agreements with the International Brotherhood of Electrical Workers expire on October 31, 1999, April 30, 2000 and May 14, 2002, respectively. Penelec's collective bargaining agreement with the Utility Workers Union of America expires on June 30, 2001.

       During the normal course of the operation of its businesses, in addition to the matters described above, GPU is from time to time involved in disputes, claims and, in some cases, as a defendant in litigation in which compensatory and punitive damages are sought by the public, customers, contractors, vendors and other suppliers of equipment and services and by employees alleging unlawful employment practices. While management does not expect that the outcome of these matters will have a material effect on GPU's financial position or results of operations, there can be no assurance that this will continue to be the case.


2. ACCOUNTING FOR EXTRAORDINARY AND NON-RECURRING ITEMS

Pennsylvania Restructuring Write-offs
-------------------------------------

      Historically, the rates an electric utility charges its customers have been based on the utility's costs of operation. As a result, the GPU Energy companies were required to account for the economic effects of cost-based ratemaking regulation under the provisions of FAS 71. FAS 71 requires regulated entities, in certain circumstances, to defer, as regulatory assets, the impact on operations of costs expected to be recovered in future rates.

      In response to the continuing deregulation of the electric utility industry, the SEC has questioned the continued applicability of FAS 71 by investor-owned utilities with respect to their electric generation operations. In response to these concerns, the Financial Accounting Standards Board's (FASB) EITF concluded in June 1997 that utilities are no longer subject to FAS 71, for the relevant portion of their business, when they know details of their individual transition plans to a competitive electric generation marketplace. The EITF also concluded that utilities can continue to carry previously recorded regulated assets, as well as any newly established regulated assets (including those related to generation), on their balance sheets if regulators have guaranteed a regulated cash flow stream to recover the cost of these assets.

      In 1998, Met-Ed and Penelec received PaPUC Restructuring Orders (Restructuring Orders) which, among other things, essentially remove from regulation the costs associated with providing electric generation service to Pennsylvania consumers, effective January 1, 1999. Accordingly, in 1998 Met-Ed and Penelec discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF Issue 97-4 with respect to their electric generation operations. The transmission and distribution portion of Met-Ed and Penelec's operations continue to be subject to the provisions of FAS 71. JCP&L expects to discontinue the application of FAS 71 and adopt FAS 101 and EITF Issue 97-4 for its electric generation operations no later than its receipt of NJBPU approval of its restructuring plans, which is expected in the second quarter

                                                            Financial Statements
                                                                       Item 6(b)
                                                                   Page 36 of 36


of 1999. Also, as a result of the Restructuring Orders, Met-Ed and Penelec recorded non-recurring charges for customer refunds of 1998 revenues, and for the establishment of a sustainable energy fund.

      For the twelve months ended March 31, 1999, the net effect on earnings of the PaPUC's Restructuring Orders was as follows:

(in millions, except per share data)
                                            Met-Ed        Penelec         Total
                                            ------        -------         -----


Write-off of existing Pennsylvania
  generation regulatory assets            $    8.0      $    2.8       $   10.8

Write-off of existing FERC
  generation regulatory assets                 1.5          17.6           19.1

Write-off of FERC portion of TMI-1
  impairment and TMI-1 decommissioning         2.0          10.2           12.2
                                           -------       -------        -------

        Extraordinary loss (pre-tax)
          due to FAS 101 write-off            11.5          30.6           42.1

Obligation to refund 1998 revenues            27.2          29.2           56.4

Establishment of sustainable energy fund       5.7           6.4           12.1
                                           -------       -------        -------

        Total pre-tax write-off               44.4          66.2          110.6

Income tax benefit                           (18.4)        (26.4)         (44.8)
                                           -------       -------        -------

        Total after-tax write-off         $   26.0      $   39.8       $   65.8
                                           =======       =======        =======

GPU loss per average common share
  due to Pennsylvania restructuring       $   0.21      $   0.31       $   0.52
                                           =======       =======        =======


FAS 121 Impairment Tests on Generation Facilities
-------------------------------------------------

      In accordance with Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", impairment tests performed by the GPU Energy companies on the March 31, 1999 net book value of their generation facilities determined that the net investment in TMI-1 was impaired, resulting in a write-down of $518 million (pre-tax) to reflect TMI-1's fair market value. Of the amount written down for TMI-1, $508 million was established as a regulatory asset because management believes it is probable of recovery in the restructuring process and $10 million (the FERC jurisdictional portion) was charged to expense as an extraordinary item in the twelve months ended March 31, 1999.